Exhibit 10.5

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to the Amended and Restated Employment Agreement is entered into as of July 1, 2008 (the “Effective Date”) by and between CHARTER COMMUNICATIONS, INC., a Delaware corporation (the “Company”), and Robert A. Quigley, an adult resident of Illinois (the “Executive”).

WHEREAS, the Company and the Executive entered into a Amended and Restated Employment Agreement effective August 1, 2007 (the “Agreement”);

WHEREAS, the Company and the Executive desire to amend the Agreement as set forth herein;

NOW, THEREFORE, intending to be legally bound and in consideration of the covenants and promises set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree that the Agreement shall be amended as follows:

1.  Section 2 of the Agreement is hereby amended in its entirety to read as follows: "The Company hereby employs the Executive, and the Executive hereby accepts his employment, under the terms and conditions hereof, for the period (the 'Term') beginning on the Effective Date hereof and terminating on December 31, 2008."

2.  Section 3 of the Agreement is hereby amended in its entirety to read as follows: "Executive shall serve as an advisor reporting to the Chief Executive Officer, with such responsibilities, duties and authority as are assigned to him by the Chief Executive Officer or his designee."

3.  Section 5 of the Agreement, is hereby amended in its entirety to read as follows:  "Executive shall receive a total base salary of $60,000 for the Term of the Agreement all payable during the Term, less standard deductions, paid in accordance with the Company's general payroll practices for executives, but no less frequently than monthly."

4.  Section 6 of the Agreement is hereby amended in its entirety to read as follows: "For 2008, the Executive shall be eligible to receive a bonus in an amount equal to 75% of Executive's previous Target Bonus of up to 60% of his Annual Base Salary prior to July 1, 2008 of $470,000, such total potential bonus amount being $211,500 (the "2008 Bonus"); provided that, $100,000 of the 2008 Bonus shall be payable to the Executive on the Effective Date hereof, and is not refundable to the Company.  The remainder of the 2008 Bonus, if any, shall be paid pursuant to, and as set forth in, the terms of the Executive Bonus Plan as such Plan may be amended from time to time, and as shall be determined by the Committee in its sole discretion, with such remainder of the 2008 Bonus being paid on or before February 28, 2009, or as soon as is administratively practicable thereafter (e.g., after the public disclosure of the Company’s financial results for the prior year on SEC Form 10-K or on such replacement form as the SEC shall determine)."

5.  Sections 7, 8 and 9 and 14, and any other sections as applicable, are amended so that all awards granted under the 2001 Stock Incentive Plan will vest through December 31, 2008.

6.  Notwithstanding any other provision in the Agreement, Executive shall receive a lump sum payment, payable on the Effective Date hereof, equal to the amount for Executive to receive under COBRA the paid coverage for health, dental and vision benefits then being provided for Executive at the Company’s cost; provided that, after December 31, 2008, the Executive remains eligible for COBRA, the Company will pay no further amounts for such cost of COBRA coverage.

The Company and the Executive agree that all other provisions of the Agreement  shall remain in full force and effect until expiration or earlier termination upon the terms therein.

IN WITNESS WHEREOF, the Company and the Executive have each caused this Amendment to Restated and Amended Employment Agreement to be duly executed on its behalf as of the date first above written.

CHARTER COMMUNICATIONS, INC.

By: /s/ Lynne F. Ramsey
Name: Lynne F. Ramsey
Title: SVP, Human Resources

EXECUTIVE

/s/ Robert A. Quigley
Name: Robert A. Quigley